RESULTS OF SHAREHOLDER MEETING
VIRTUS OPPORTUNITIES TRUST
JUNE 16, 2016
(Unaudited)

At a special meeting of shareholders of Virtus Bond Fund, Virtus Global Infrastructure Fund, Virtus Global Real Estate Securities Fund, Virtus High Yield Fund, Virtus International Real Estate Securities Fund and Virtus Senior Floating Rate Fund (each a "Fund"), held on June 16, 2016, shareholders of each Fund voted on the following proposal:



Number of Eligible Votes:
Proposal 2.


To approve a proposal to permit Virtus Investment Advisers, Inc., as the investment adviser to all the Funds, to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval.

FOR                  AGAINST       ABSTAIN

Virtus Bond Fund
3,027,478.512    194,272.268      147,040.417

Virtus Global Infrastructure Fund
3,636,950.694    307,905.417      172,360.145

Virtus Global Real Estate Securities Fund
1,661,823.911    122,802.243      36,355.685

Virtus High Yield Fund
6,737,350.870    765,216.446      446,105.991

Virtus International Real Estate Securities Fund
2,728,863.703    48,714.840       63,894.599

Virtus Senior Floating Rate Fund
30,432,212.381   775,729.890      326,306.209

Shareholders of the Funds listed above voted to approve the above proposal.